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                                                                    EXHIBIT 99.7
                              CALAVO GROWERS, INC.

                        1,000,000 SHARES OF COMMON STOCK
                           OFFERED PURSUANT TO RIGHTS
                           DISTRIBUTED TO SHAREHOLDERS

                                 [_______], 2002

To Securities Brokers and Dealers, Commercial Banks, Trust Companies, and Other
Nominees:

        This letter is being distributed to securities brokers and dealers, commercial banks, trust companies, and other nominees in connection with the offering (the "RIGHTS OFFERING") by Calavo Growers, Inc., a California corporation (the "COMPANY"), of 1,000,000 shares of its common stock, par value $0.001 per share (the "COMMON STOCK"), at a subscription price of $5.00 per share, pursuant to non-transferable subscription rights (the "RIGHTS") distributed to all holders of record of the Common Stock as of the close of business on [_______], 2002 (the "RECORD DATE"). The Rights are exercisable upon the terms and conditions described in the enclosed Prospectus dated [_______], 2002 (the "PROSPECTUS") and are evidenced by a Subscription Warrant registered in your name or the name of your nominee.

        Each beneficial owner of shares of the Common Stock registered in your name or the name of your nominee is entitled to receive one Right for every
11.836 shares of Common Stock owned by such beneficial owner on the Record Date. Each Right entitles the beneficial owner to purchase one share of Common Stock for $5.00 pursuant to the Rights Offering (the "BASIC SUBSCRIPTION PRIVILEGE"). No fractional Rights or cash in lieu thereof will be issued or paid. If the number of shares of Common Stock owned by a record holder would result in the receipt of fractional Rights, the number of Rights issued to such person will be rounded down to the nearest whole number.

        In addition, each Rights holder who fully exercises his or her Basic Subscription Privilege is eligible to subscribe for additional shares of Common Stock that are offered but not purchased by other Rights holders in the Rights Offering at the same subscription price of $5.00 per share (the "OVERSUBSCRIPTION PRIVILEGE"), subject to availability and proration of shares upon the terms and conditions described in the Prospectus. If you exercise the Oversubscription Privilege on behalf of one or more beneficial owners of Rights, you will be required to deliver to the Company's subscription agent, U.S. Stock Transfer Corporation, a Nominee Holder Certification regarding the exercise in full of the Basic Subscription Privilege by each beneficial owner for whom you are exercising the Oversubscription Privilege.

        We are asking you to contact your clients for whom you hold the Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. Enclosed are copies of the following documents:

        1. The Prospectus;

        2. The Subscription Warrant evidencing any Rights that are registered in your name;



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        3. Instructions as to the Use of Calavo Growers, Inc. Subscription
Warrants (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

        4. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee, accompanied by a form of instructions for use by your clients with respect to the Rights;

        5. A Notice of Guaranteed Delivery for Subscription Warrants issued by Calavo Growers, Inc.; and

        6. A Nominee Holder Certification to be completed by you with respect to your clients who exercise their Oversubscription Privileges.

        Your prompt action is requested. The Rights will expire, if not exercised, at 5:00 p.m., Pacific Daylight Time, on [_______], 2002, unless extended in the sole discretion of the Company (as it may be extended, the "EXPIRATION DATE").

        To exercise the Rights, a properly completed and executed Subscription Warrant (or a Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to U.S. Stock Transfer Corporation as indicated in the Prospectus prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date.

        Additional copies of the enclosed materials may be obtained from U.S. Stock Transfer Corporation. The telephone number of U.S. Stock Transfer Corporation is (818) 502-1404, and its address is 1745 Gardena Avenue, Glendale, California 91204-2991.

                                             Very truly yours,

                                             CALAVO GROWERS, INC.

        NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL BE DEEMED TO MAKE YOU OR ANY OTHER PERSON AN AGENT OF CALAVO GROWERS, INC. OR U.S. STOCK TRANSFER CORPORATION OR TO AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER CALAVO GROWERS, INC. OR U.S. STOCK TRANSFER CORPORATION WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS THAT ARE CONTAINED IN THE PROSPECTUS.


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